===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                INTERNATIONAL FLAVORS & FRAGRANCES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO] IFF



                    International Flavors & Fragrances Inc.
                             521 West 57th Street
                             New York, N.Y. 10019

                               -----------------

                   Notice of Annual Meeting of Shareholders
                            to be held May 7, 2002

                               -----------------

   The Annual Meeting of Shareholders of International Flavors & Fragrances Inc., a New York corporation (hereinafter called the "Company"), will be held at the office of the Company, 521 West 57th Street, New York, New York, on Tuesday, May 7, 2002, at 10 A.M., Eastern Daylight Saving Time, to elect 9 directors for the ensuing year, to approve an amendment to the Company's 2000 Stock Award and Incentive Plan and to transact such other business as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 26, 2002 will be entitled to notice of and to vote at the meeting.

   Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please check the box on the enclosed proxy card. If your shares are not registered in your own name and you plan to attend, please request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. Evidence of your ownership, which you can obtain from your bank or broker, must accompany your letter.

   If you do not expect to attend the meeting in person, you are requested to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Stephen A. Block
                                          Secretary

March 28, 2002

                                PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on May 7, 2002 (the "2002 Annual Meeting") at the principal executive office of the Company, 521 West 57th Street, New York, New York 10019. This proxy statement and the form of proxy will be sent to shareholders on or about March 28, 2002. In addition to solicitation by mail, proxies may be solicited personally, by telephone or by telegram. The Company has retained Georgeson Shareholder to assist in proxy solicitation for a fee of $7,000. The cost of soliciting proxies will be borne by the Company.

   Any shareholder who signs and returns the enclosed form of proxy may revoke it at any time before it has been exercised, by a written instrument or by personal attendance at the meeting.

   When more than one holder of the Company's Common Stock share the same address, the Company may deliver only one annual report and one proxy statement to that address unless the Company has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of the Company's Common Stock in "street name" for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

   The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the annual report and proxy statement, you may call or write the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: 212-765-5500).

   You may also contact the Office of the Secretary of the Company at the address or telephone number above if you are a shareholder of record of the Company and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of the annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of the annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

   The Company had outstanding at the close of business on March 1, 2002, 94,445,708 shares of Common Stock entitled to one vote per share. Only shareholders of record at the close of business on March 26, 2002 will be entitled to vote at the 2002 Annual Meeting.

                        ITEM 1.  ELECTION OF DIRECTORS

   At the meeting 9 directors will be elected in accordance with the By-laws of the Company, as amended, to serve for the ensuing year and until their successors are elected and shall qualify. The By-laws provide that the election of directors requires a plurality of the votes cast by the shareholders entitled to vote at the meeting. Except as stated below, the shares of Common Stock represented by the proxies being solicited will be voted for the election of the 9 nominees whose names are listed below, all of whom are presently directors of the Company. If any of the nominees is unable for good cause to serve (which is not now anticipated), the shares of Common Stock represented by the proxies being solicited will be voted for the balance of those named nominees and for any substitute nominees as the Board may recommend.

INFORMATION ABOUT NOMINEES

                                                         Principal Occupation During        Year First
                                                             Last Five Years and              Became
                              Name            Age         Other Directorships Held           Director
                              ----            --- ----------------------------------------- ----------
                     Margaret Hayes Adame(1)  62  President, Fashion Group International,      1993
[PHOTO]                                           an international trade organization;
                                                  Director, Movado Group, Inc.
MARGARET HAYES ADAME

                        Gunter Blobel(1)     65   Professor, The Rockfeller University, an     2000
[PHOTO]                                           institution of higher learning;
                                                  Investigator, Howard Hughes Medical
GUNTER BLOBEL                                     Institute, a research medical institution

                       James R. Cantalupo     58  President and Vice Chairman Emeritus,        2001
[PHOTO]                                           McDonald's Corporation, global
                                                  foodservice retailer; Director,
JAMES R. CANTALUPO                                McDonald's Corporation, Sears,
                                                  Roebuck and Co., Rohm and Haas
                                                  Company and Illinois Tool Works Inc.

                                                        Principal Occupation During        Year First
                                                            Last Five Years and              Became
                               Name           Age        Other Directorships Held           Director
                               ----           --- ---------------------------------------- ----------
                        J. Michael Cook(1)    59  Chairman and Chief Executive Officer        2000
[PHOTO]                                           Emeritus, Deloitte & Touche, LLP,
                                                  accounting firm; Director, Rockwell
J. MICHAEL COOK                                   Automation, HCA Inc., The Dow
                                                  Chemical Company, AT&T Corp.;
                                                  Trustee, Fidelity Group of Mutual Funds

                      Peter A. Georgescu(1)   63  Chairman Emeritus, Young & Rubicam          1999
[PHOTO]                                           Inc., advertising agency; Director, Levi
                                                  Strauss & Co., Briggs & Stratton
PETER A. GEORGESCU                                Corporation and Toys "R" Us, Inc.

                      Richard A. Goldstein(1) 60  Chairman and Chief Executive Officer        2000
[PHOTO]                                           since June 2000; President and Chief
                                                  Executive Officer of Unilever United
RICHARD A. GOLDSTEIN                              States, Inc., and Business Group
                                                  President of Unilever North American
                                                  Foods, a home, personal care and food
                                                  products company, prior thereto;
                                                  Director, Legacy Hotels, Fiduciary Trust
                                                  Company International, The Interpublic
                                                  Group of Companies, Inc. and
                                                  Continuum Health Partners, Inc.

                      Arthur C. Martinez(1)   62  Chairman and Chief Executive Officer        2000
[PHOTO]                                           Emeritus, Sears, Roebuck and Co., a
                                                  retailer; Director, PepsiCo, Inc., Liz
ARTHUR C. MARTINEZ                                Claiborne, Inc. and Martha Stewart
                                                  Living OmniMedia, Inc.

                                                             Principal Occupation During      Year First
                                                                 Last Five Years and            Became
                                    Name             Age      Other Directorships Held         Director
                                    ----             --- ------------------------------------ ----------
                          Henry P. van Ameringen(1)  71  President, van Ameringen Foundation,    1961
[PHOTO]                                                  Inc, a charitable foundation; Vice
                                                         President, International Flavors &
HENRY P. VAN AMERINGEN                                   Fragrances (Europe) prior to 1979

                         William D. Van Dyke, III(1) 70  Senior Vice President, Salomon Smith    1973
[PHOTO]                                                  Barney Inc., stockbrokers

WILLIAM D. VAN DYKE, III

--------
(1) Member of the Executive Committee.

   All of the nominees except Mr. Cantalupo were elected by the shareholders at the 2001 Annual Meeting. Mr. Cantalupo was elected a director effective December 11, 2001. The Company's By-laws, as amended, provide that each director must retire effective as of the Annual Meeting of Shareholders following his or her 72nd birthday. As of the 2002 Annual Meeting of Shareholders, it is Board and Company policy that the Chief Executive Officer be the only employee director. Accordingly, Messrs. Carlos A. Lobbosco and Douglas J. Wetmore, who are both employees of the Company and who were elected by the shareholders at the 2001 Annual Meeting, will not stand for re-election as directors at the 2002 Annual Meeting of Shareholders. In addition, Mr. Lobbosco will retire as Executive Vice President, Global Business Development, on May 31, 2002. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 14.

Board and Committee Meetings

   During 2001 the Board held six meetings. The Company has an Audit Committee, which held eight meetings, a Compensation Committee (formerly called the Stock Option and Compensation Committee), which held five meetings, a Nominating Committee, which held one meeting, and an Executive Committee, which did not meet, in 2001.

   The Audit Committee, consisting of Ms. Adame and Messrs. Cook, Martinez and Van Dyke, oversees the financial operations of the Company and the Company's relationship with its independent accountants. The Compensation Committee, consisting of Messrs. Georgescu, Martinez, van Ameringen and Van Dyke, oversees the Company's various compensation arrangements and recommends to the Board the salaries to be paid, and incentive compensation and stock options or stock awards to be granted, to the executive officers of the Company under the Company's stock option and stock award plans. The Nominating Committee, consisting of Ms. Adame, Dr. Blobel and Messrs. Cantalupo, Cook, Georgescu, Martinez, van Ameringen and Van Dyke, recruits, reviews qualifications of and recommends nominees to fill Board vacancies and newly created directorships. Shareholders may submit names of qualified candidates along with detailed information on their backgrounds to the Company's Secretary for referral to the Nominating Committee. Except as otherwise provided by law, the Executive Committee meets only when decisions of the Board are required and it is impractical under the circumstances to convene a meeting of the full Board. During 2001, Dr. Blobel attended fewer than 75% of the total of the number of meetings held by the Board and the number of meetings held by the Nominating Committee, in part due to illness.

Directors' Compensation

   Directors who are not employees of the Company receive an annual cash retainer of $25,000, an annual grant, in October of each year, of 1,000 shares of Common Stock of the Company and a fee of $1,000 for each meeting of the Board or committee attended, except that when a committee meeting is held on the same day as a Board meeting a fee of only $750 is paid for the Committee meeting. In January 2001, each of Dr. Blobel, Mr. Cook and Mr. Martinez, each of whom became a director in December 2000, received a grant of 750 shares of Common Stock of the Company, representing a pro rata portion of their annual stock grant for the period December 12, 2000 through September 30, 2001. Through 2009, non-employee directors also receive automatic annual stock option grants, on the date of the annual meeting of shareholders, of 3,000 shares of Common Stock under the Company's 2000 Stock Option Plan for Non-Employee Directors (the "2000 DSOP"). Options granted in 2001 under the 2000 DSOP vest in equal installments of 12, 24 and 36 months, and expire ten years, after the date of grant. On May 16, 2001, each non-employee director received an option to purchase 3,000 shares of Common Stock at $27.10 per share under the 2000 DSOP.

   Effective January 1, 2002, directors began to participate in the Company's Deferred Compensation Plan ("DCP"). Under the DCP, they may defer all or a portion of their cash compensation and annual award of Company Common Stock. They may elect to measure changes in the value of the deferred cash compensation credited to their DCP accounts by changes in the value of one or more of a variety of equity and debt mutual funds, like all other participants, offered by The Vanguard Group, which administers the DCP, or by changes in the value of Company Common Stock, or they may have amounts credited to their DCP accounts earn interest at an interest rate which is established each year by the Compensation Committee and which is applicable to all DCP participants. Changes in the value of their deferred awards of Company Common Stock are measured solely by changes in the value of that Common Stock, although directors do not receive any premium on compensation deferred into that stock. See "Report of the Compensation Committee" at page 8. They may elect to receive their deferred compensation in a lump sum, or in up to ten installments, either at retirement from the Board or beginning on a specific date selected by them. Prior to 2002, under the Directors' Deferred Compensation Plan ("DDCP"), directors were able to defer only their cash compensation and only to have deferred amounts credited to their DDCP accounts earn interest at the interest rate established each year by the Compensation Committee.

   As part of its overall program of charitable contributions, the Company has established the Director Charitable Contribution Program. Under the Program, the Company has purchased life insurance policies on the lives of participating directors and is the owner and sole beneficiary of the policies. After the death of a covered director, the Company will donate $500,000 to one or more qualifying charitable organizations designated by the director and $500,000 to The IFF Foundation. Individual directors derive no financial benefit from the Program since all deductions relating to the contributions accrue solely to the Company. The Program should have no long-term cost to the Company.

          SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

   Where no qualifying note reference appears in the table below next to the number of shares beneficially owned, as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the named person has sole voting and investment power over all such shares.

                                                              Shares of
                                                               Company
                                                             Common Stock    Rights to Acquire
                                                             Beneficially   Beneficial Ownership
                                                             Owned as of    of Shares of Company
                                                             December 31,    Common Stock as of  Percent
                            Name                               2001(1)      December 31, 2001(2) of Class
                            ----                             ------------   -------------------- --------
Margaret Hayes Adame........................................       3,000            15,000          (3)
Gunter Blobel...............................................       1,750                 0          (3)
Stephen A. Block............................................       6,832           187,709          (3)
Julian W. Boyden............................................           0            37,500          (3)
James R. Cantalupo..........................................       1,000                 0          (3)
J. Michael Cook.............................................       2,000                 0          (3)
Peter A. Georgescu..........................................       6,500             1,000          (3)
Richard A. Goldstein........................................      11,234         1,025,000          1.1%
D. Wayne Howard.............................................      56,234                 0          (3)
Carlos A. Lobbosco..........................................           0           291,502          (3)
Arthur C. Martinez..........................................       3,000                 0          (3)
Henry P. van Ameringen......................................   8,011,250(4)         21,000          8.5%
William D. Van Dyke, III....................................   7,279,493(5)         21,000          7.7%
Douglas J. Wetmore..........................................       5,234           131,626          (3)
All Directors and Executive Officers as a Group (17 persons)  15,388,527         1,738,837         17.7%

Certain Other Owners(6)

                                      Number of Shares and Nature of Beneficial
                                                      Ownership
                                      ----------------------------------------
                                      Sole Voting           Shared
                                          And      Shared Voting and
                                      Investment   Voting Investment   Percent
 Name and Address of Beneficial Owner    Power     Power    Power      of Class
 ------------------------------------ -----------  ------ ----------   --------
  George Rowe, Jr....................   23,500       0    6,968,284(4)   7.4%
    One Rockefeller Plaza
    New York, NY 10020

  Trust, c/o J.P. Morgan Chase & Co..        0       0    5,442,762(7)   5.7%
    Florida, FSB
    109 Royal Palm Way
    Palm Beach, FL 33480

--------
(1) This column includes (where applicable) any shares held for the named person under the Company's Global Employee Stock Purchase Plan. The respective numbers of such shares are 1,234 for each of Messrs. Goldstein, Howard, Block and Wetmore.
(2) The shares listed in this column are those which the named person has (or will have within 60 days after December 31, 2001) the right to acquire by the exercise of a stock option granted by the Company, including stock options which vested and became exercisable on February 13, 2002.
(3) Less than 1%.
(4) The number of shares beneficially owned by Mr. Van Ameringen includes 2,549,011 shares with respect to which he has sole voting and investment power and 5,462,239 shares with respect to which he has shared voting and investment power. The number of shares beneficially owned by Mr. van Ameringen, and the number of shares beneficially owned by Mr. George Rowe, Jr., formerly a director of the Company, listed below, include the following holdings:
    Messrs. van Ameringen and Rowe are the trustees of 14 trusts which hold an aggregate of 3,471,473 shares; and Messrs. van Ameringen and Rowe are officers and directors of the van Ameringen Foundation, Inc., which owns 1,990,766 shares. In addition: (1) Mr. van Ameringen is a trustee of a charitable foundation holding 673,474 shares with respect to which he has sole voting and investment power; (2) Mr. Rowe is an officer and/or trustee of three charitable foundations which own an aggregate of 1,269,114 shares; and (3) Mr. Rowe is an executor of an estate holding 58,635 shares and a trustee of five additional trusts holding an aggregate of 179,796 shares.
(5) The number of shares beneficially owned by Mr. Van Dyke includes 5,957 shares with respect to which he has sole voting and investment power and 7,273,536 shares over which he has shared voting and investment power, including the holdings of the trust referred to in footnote 7 below, three other trusts and a foundation. Such number does not include the beneficial interest of Mr. Van Dyke's wife in 129,426 shares owned directly by her. Mr. Van Dyke disclaims any beneficial interest in any such shares.
(6) Certain information regarding the only beneficial owners of more than five percent of the Company's voting securities, other than Messrs. van Ameringen and Van Dyke.
(7) Held of record by CEDE & Co. as nominee for a trust of which Mr. and Mrs. William D. Van Dyke, III and J. P. Morgan Florida, FSB are co-trustees. Mrs. Van Dyke is also beneficial owner of 129,426 shares in which she has sole voting and investment power and 1,830,774 shares over which she has shared voting and investment power. See footnote 5 above for additional shares beneficially owned by Mr. Van Dyke. As reported in Schedule 13G dated as of February 12, 2002, J. P. Morgan Chase & Co., 270 Park
    Avenue, New York, NY 10017, and related entities also beneficially own 342,869 shares over which they have sole voting power and 1,429,706 shares over which they have sole investment power.

                                 REPORT OF THE
                            COMPENSATION COMMITTEE*

   The Compensation Committee of the Board (the "Compensation Committee") (all of the members of which are "outside directors" as that term is defined in
Section 162(m) of the Internal Revenue Code ("Code")) is responsible for recommending to the Board and administering the policies that govern the annual compensation paid to the executive officers, including the Chief Executive Officer.

   With respect to 2001, the Compensation Committee:

      (a) at the beginning of the year established the specific quantitative Company-wide performance goals and award targets for Mr. Goldstein, the Chairman and Chief Executive Officer (the "CEO") and each of the other executive officers for (i) 2001 under the Company's Annual Incentive Plan ("AIP") and (ii) the 2001-2003 cycle under the Company's Long-Term Incentive Plan ("LTIP");

      (b) at the beginning of the year established 2001 stock option award targets for Mr. Goldstein and each of the other executive officers under the Company's Stock Option Program ("SOP");

      (c) reviewed Mr. Goldstein's recommendations for salary adjustments for each executive officer other than Mr. Goldstein himself, and determined the annual salary of Mr. Goldstein, and recommended all executive officer salary adjustments to the Board;

      (d) reviewed and approved the recommendations of the CEO for 2001 awards for each executive officer other than the CEO under the SOP and determined the award for Mr. Goldstein; and

      (e) certified the level of achievement of the pre-established Company-wide performance goals and the level of 2001 annual incentive compensation earned by Mr. Goldstein and each other executive officer under the AIP.

The Company's Compensation Policy

   For 2001 the Company operated under a new comprehensive Executive Compensation Program covering the Company's executive officers and other key executives (the "Program"). The Program consists of a Salary Plan ("SP"), the AIP, the LTIP, the SOP, a perquisites program and the ESP (see "Employment Contracts and Termination and Change-in-Control Arrangements" at page 14). The AIP, LTIP and SOP are part of and administered under the 2000 Stock Award and Incentive Plan (the "2000 Plan").

   Before its introduction, the Program was extensively benchmarked, with the assistance of experienced independent compensation consultants, against confidential external marketplace data, and all positions, including those of the CEO and the Company's other executive officers, were internally valued as determined by their scope of responsibilities within the Company. The external survey data is reviewed and updated annually, and the internal valuation of positions are reviewed and updated periodically. The AIP, the LTIP and the SOP are designed to reward employees only if the Company is successful under specific financial measures, including revenue growth and increases in gross profit, operating cash flow, earnings per share, return on net tangible assets and the market price of the Company's Common Stock.

   Under the SP, the Compensation Committee and the Board review salaries of the Chief Executive Officer ("CEO") and the other executive officers periodically. The timing and amount of salary increases will be based on the executive officer's ongoing performance.
--------
* This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

   Under the AIP, each executive officer, including the CEO, has an annual incentive award target based on the achievement of specific quantitative Company-wide performance goals, which are determined at the beginning of each year by the Compensation Committee. For 2001, these objectives related to sales growth and improvements in gross margin and operating cash flows. Each executive officer has a range of potential awards, both above and below target, which are specified at the beginning of each year. The amount paid to each executive officer, including the CEO, at the end of the year depends on the extent to which the Company achieves the quantitative Company-wide performance goals. Failure to meet a threshold performance level results in no AIP award for that year.

   Under the LTIP, each executive officer, including the CEO, has an award target for each three-year performance cycle based on the achievement of specific quantitative Company-wide performance goals, which are determined by the Compensation Committee at the beginning of each performance cycle. For the 2001-2003 cycle, these objectives relate to improvements in earnings per share and return on net tangible assets. For each award cycle each executive officer has a range of potential awards, both above and below target, which are specified at the beginning of the cycle. The amount paid at the end of the cycle depends on the extent to which the Company achieves the quantitative Company-wide performance goals. Failure to meet a threshold performance level for a cycle results in no LTIP award for that cycle.

   The Compensation Committee may not increase AIP and LTIP awards beyond those actually earned based on the pre-established goals. It has only negative discretion with respect to awards under these plans.

   Under the SOP, each executive officer, including the CEO, has an annual target award and a range of option awards (although under the Memorandum of Understanding (the "MOU") setting forth the terms of Mr. Goldstein's employment by the Company, Mr. Goldstein's award may not have a Black-Scholes value of less than $590,000) both above and below target. The actual size of an executive officer's award is based on the scope of his or her position, individual performance, and ability to drive enhanced long-term shareholder value. The Compensation Committee sets the terms of stock options, including vesting, any performance requirements and the expiration date (which, under the SOP, can be up to but not in excess of ten years after the grant date).

   Under the perquisites program, each executive officer receives a package of perquisites that includes a Company-provided automobile, annual physical examination, health club membership, the right to travel via first or business class for business purposes and annual financial and tax counseling and estate planning assistance.

   The Company introduced, effective July 1, 2001, a comprehensive Deferred Compensation Plan (the "DCP"), which had been previously approved by the Board. The DCP allows United States-based employees, including the CEO and the other executive officers, to defer salary, annual and long-term incentive awards and, under certain circumstances, profits from the exercise of stock options. Deferring employees may have changes in the value of their deferred compensation measured by the market performance of a variety of stock and bond funds managed by The Vanguard Group and selected by the employees. The DCP also permits all participants to defer compensation into the Company's Common Stock and provides them with an incentive to do so by granting them a 25% premium on all compensation deferred into that stock.

   The Company's general policy has been, and will continue to be, to structure executive compensation to be deductible under Section 162(m) of the Code. The Company also believes, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it may be in the best interests of the Company and its shareholders to compensate certain key executives in excess of deductible limits.

2001 Compensation of Executive Officers

   The basic components of the Company's executive officer compensation in 2001 were annual salaries, stock options, annual incentive compensation and long-term incentive compensation, which will be paid only if and to the extent the performance goals for the 2001-2003 cycle of the LTIP are met.

Salaries

   Mr. Goldstein recommended to the Compensation Committee in March 2001 the annual salaries for 2001 for the executive officers then employed by the Company other than himself. The Compensation Committee considered the recommendations and discussed them with Mr. Goldstein and recommended annual salaries for those executive officers to the Board, which reviewed and approved such salaries. The approved salaries became effective on April 1, 2001 for the following 12-month period. In making its recommendations, the Compensation Committee relied on information provided by Mr. Goldstein, based on his firsthand knowledge of the performance of each executive officer and his contribution to the Company and to his respective area of concentration. The Compensation Committee also considered information and advice provided by experienced independent compensation consultants. There was, however, no precise test or formula by which the recommended salaries of the executive officers for 2001 were related to performance. The Compensation Committee concluded, and the Board agreed, that the Company's interests were best served by a flexible policy that allowed the Compensation Committee and the Board to fix 2001 annual salaries after considering the factors enumerated above and evaluating such factors under the circumstances as they then existed.

   The Compensation Committee, with the advice of experienced independent compensation consultants, determined and recommended to the Board, and the Board (with Mr. Goldstein recusing himself) approved, the 2001 base salary for Mr. Goldstein.

   The annual salaries for the executive officers who joined the Company during 2001 were determined through discussions between Mr. Goldstein and those officers. Mr. Goldstein based his annual salary offers both on confidential external marketplace annual salary data for such positions provided by experienced independent compensation consultants, and, within those parameters, his conclusions as to annual salaries needed to attract those executive officers. Their appointments were thereafter approved by the Compensation Committee and the Board.

Stock Options

   For 2001 each of the executive officers, other than Mr. Goldstein, received his or her target stock option grant under the SOP. The Compensation Committee made all grants other than that to Mr. Goldstein after considering the recommendations of Mr. Goldstein. Mr. Goldstein's stock option grant was made pursuant to the MOU. See "Employment Contracts and Termination and Change-in-Control Arrangements" at page 14. The grants to all executive officers, including Mr. Goldstein, except the two executive officers who joined the Company during 2001, were effective as of the close of business on May 16, 2001. The grants to the two executive officers who joined the Company during the year were effective June 11, 2001 and September 17, 2001, respectively.

Incentive Compensation

   For 2001, all of the Company's executive officers participated in the AIP. For 2001, the Company achieved in the aggregate 64.05% of the Company-wide performance goals, as a result of which each executive officer, including Mr. Goldstein, received for 2001 annual incentive compensation equal to 64.05% of his or her target incentive compensation for the year. Annual incentive compensation for those executive officers who joined the Company during 2001 was prorated for the portion of the year during which they were employed by the Company.

Mr. Goldstein's 2001 Compensation

   Mr. Goldstein's base salary for 2001 was established by the Compensation Committee and the Board (with Mr. Goldstein recusing himself), with the advice of experienced independent compensation consultants. Both his target award and his actual payout of annual incentive compensation were governed by and were consistent with the terms of the AIP. His participation in the 2001-2003 cycle of the LTIP is governed by and consistent with the terms of the LTIP. His stock option award was governed by the MOU. The Compensation Committee and the Board (with Mr. Goldstein recusing himself) determined that each element and the aggregate of Mr. Goldstein's compensation in respect of 2001 were fair and reasonable and within the range of compensation for chief executive officers of companies comparable to the Company.

   In summary, the Company has an appropriate and competitive compensation policy, which is designed to attract and retain qualified executive officers and motivate them to create and enhance shareholder value. The Company's compensation policy soundly balances base salary, annual and long-term cash incentives, and stock options. The Compensation Committee, with the assistance of experienced independent compensation consultants, periodically reviews both compensation levels for the CEO and other executive officers and the appropriate balance among the various components. This review is designed to assure that the Company's compensation program remains competitive and enables the Company to attract and retain high quality executives.

                            COMPENSATION COMMITTEE

                            Peter A. Georgescu
                            Chairman

                            Arthur C. Martinez
                            Henry P. van Ameringen
                            William D. Van Dyke, III

                          SUMMARY COMPENSATION TABLE

   The following table sets forth information relating to the compensation of the Chairman and Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for 1999, 2000 and 2001.

                                                                                           Long Term
                                                    Annual Compensation                  Compensation
                                         ---------------------------------------    --------------------
                                                                                      Awards     Payouts
--                                                                                  ---------- -----------
                  (a)                    (b)     (c)        (d)           (e)          (f)         (g)          (h)
                                                                      Other Annual  Securities               All Other
                                                                      Compensation  Underlying    LTIP      Compensation
      Name and Principal Position        Year Salary($) Bonus($) (1)    ($) (3)     Options(#) Payouts ($)     ($)(5)
      ---------------------------        ---- --------- ------------  ------------  ---------- -----------  ------------
Richard A. Goldstein.................... 2001 $943,750    $374,693      $ 51,448      101,000         --      $739,274(6)
  Chairman and Chief Executive           2000  525,000     540,000(2)         --    1,400,000   $720,000(2)     25,453
  Officer                                1999       --          --            --           --         --            --
Carlos A. Lobbosco...................... 2001  537,500     176,138       105,330(4)    50,000         --            --
  Executive Vice President, Global       2000  500,000     300,000       303,054(4)   313,000         --            --
  Business Development and Director      1999  428,000     256,800        87,030(4)    50,000         --            --

Julian W. Boyden........................ 2001  493,750     160,125        13,751       50,000         --        14,707
  Executive Vice President, Integration  2000       --          --            --       50,000         --            --
                                         1999       --          --            --           --         --            --

D. Wayne Howard......................... 2001  393,750     128,100        27,496       50,000         --        11,888
  Executive Vice President, Global       2000  125,000     100,000       243,078       65,000         --           180
  Operations                             1999       --          --            --           --         --            --

Stephen A. Block........................ 2001  382,500     124,898        15,820       35,000         --        12,604
  Senior Vice President, General         2000  360,000     180,000         8,491      212,500         --        11,022
  Counsel and Secretary                  1999  340,000     153,000         7,151       20,000         --        10,609

--------
(1) Except where noted for Mr. Goldstein, paid under the Company's AIP or, for years prior to 2001, the Company's MICP.
(2) Pursuant to the terms of the MOU entered into in connection with Mr. Goldstein's election as Chairman and Chief Executive Officer. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 14.
(3) Includes the following amounts imputed under the tax laws as compensation in respect of (a) the personal use of the automobile provided by the Company in 2001: Mr. Goldstein--$16,035, Mr. Boyden--$3,616, Mr. Howard--$10,243, Mr. Block--$8,320; in 2000: Mr. Block--$8,491; in 1999:
    Mr. Block--$7,151; (b) financial planning services in 2001: Mr. Goldstein--$15,869, Mr. Boyden--$7,500; Mr. Howard--$8,200, Mr.
    Block--$7,500; (c) health club membership in 2001: Mr. Goldstein--$19,544, Mr. Boyden--$2,635, Mr. Howard--$3,000; (d) a housing subsidy in 2001:
    Mr. Howard--$6,053; and (e) a relocation allowance in 2000: Mr. Howard--$243,078.
(4) Housing allowance pursuant to an agreement between Mr. Lobbosco and the Company including amounts grossed up thereunder. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 14 for the terms of Mr. Lobbosco's agreement.
(5) For 2001, includes the following amounts paid or set aside by the Company under the Company's Retirement Investment Fund Plan, a defined contribution plan, and the Company's unfunded Supplemental Retirement Investment Plan:
    Mr. Goldstein--$28,312, Mr. Boyden--$12,750, Mr. Howard--$11,250, Mr.
    Block--$11,100. For 2001, also includes the following amounts imputed under the tax law as compensation in respect of life insurance coverage under the Company's Executive Death Benefit Program: Mr. Goldstein--$4,712,
    Mr. Boyden--$1,957, Mr. Howard--$638, Mr. Block--$1,504. No participant in such Program has or will have any interest in the cash surrender value of the underlying insurance policies.
(6) Includes $706,250 paid to Mr. Goldstein pursuant to the MOU in respect of long term incentive payments that he forfeited by leaving his prior employer. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 14 for the terms of the MOU.

                           OPTION/SAR GRANTS IN 2001

   The following table shows all grants of options in 2001 to the executive officers named in the Summary Compensation table. No stock appreciation rights
(SARs) were granted in 2001.

        (a)          (b)          (c)          (d)       (e)          (f)
                  Number of
                    Shares     % of Total
                  Underlying    Options     Exercise
                   Options     Granted to    or Base              Grant Date
                   Granted     Employees      Price   Expiration Present Value
  Name              (#)(1)   in Fiscal Year ($/sh)(2)  Date(1)      ($)(3)
  ----            ---------- -------------- --------- ---------- -------------
  R. A. Goldstein  101,000        4.9        $27.10    5/16/11      959,500
  C. A. Lobbosco.   50,000        2.4         27.10    5/16/11      475,000
  J. W. Boyden...   50,000        2.4         27.10    5/16/11      475,000
  D. W. Howard...   50,000        2.4         27.10    5/16/11      475,000
  S. A. Block....   35,000        1.7         27.10    5/16/11      332,500

--------
(1) All options were granted on May 16, 2001 under the Company's 2000 Plan, which was approved by shareholders at the Company's 2000 Annual Meeting of Shareholders. All options expire ten years after grant and become exercisable in three equal installments 12, 24 and 36 months, respectively, after the date of grant.
(2) All options were granted at the closing market price on the date of grant.
(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility, future dividend yield and the time of exercise. For these reasons, the Company does not agree that the Black-Scholes model can properly determine the value of an option. The assumptions used by the Company are as follows: a grant date stock price and exercise price of $27.10 per share; an option term of 10 years; a stock price volatility based on the calendar year closing prices of the Company's Common Stock (plus dividends) for the period December 31, 1991 through December 31, 2001; a dividend yield of 2.21% (the dividend yield is calculated by annualizing the average of the quarterly dividend yields, which are developed by dividing each dividend payment between January 1, 2001 and December 31, 2001 by the stock price on the ex-dividend date with respect to such payment); and a risk-free interest rate of 5.53% (the yield on the date of grant on the U.S. Government Zero Coupon Bond with a maturity closest to the option term).

AGGREGATED OPTION EXERCISES IN 2001 AND OPTION/SAR VALUES AT DECEMBER 31, 2001

   The following table provides information as to options exercised in 2001 by each of the executive officers named in the Summary Compensation table and the value of options held by such executive officers at December 31, 2001 measured in terms of the closing price of the Common Stock in consolidated trading on December 31, 2001. For purposes of computing the number and value of exercisable options, the table assumes that certain options, which vested and became exercisable on February 13, 2002, were exercisable on December 31, 2001. No SARs are outstanding.

     (a)                               (b)          (c)                 (d)                       (e)
                                                                     Number of
                                                               Securities Underlying     Value of Unexercised
                                      Shares                  Unexercised Options at    In-the-Money Options at
                                   Acquired on     Value             FY-End(#)                 FY-End($)
Name                               Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                               ------------ ------------ ------------------------- -------------------------
R. A. Goldstein...................         0             0       1,025,000/476,000       $6,180,562/2,323,798
C. A. Lobbosco....................         0             0         291,502/234,498       $  2,101,391/830,964
J. W. Boyden......................         0             0           37,500/62,500       $    441,469/277,656
D. W. Howard......................    65,000      $550,643               0/115,000       $          0/416,500
S. A. Block.......................         0             0         187,709/152,291       $  1,346,480/540,177

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   In connection with Mr. Goldstein's election as Chairman and Chief Executive Officer of the Company, the Company negotiated with Mr. Goldstein, and the Board approved, the MOU setting forth the terms of Mr. Goldstein's employment by the Company. The principal terms of the MOU are as follows:

      (a) Mr. Goldstein is employed by the Company as its Chairman and Chief Executive Officer for a term of five years effective June 1, 2000.

      (b) Mr. Goldstein's annual base salary is not less than $900,000, the level established by the Board.

      (c) For 2000 Mr. Goldstein was guaranteed and received an annual incentive compensation award of $540,000, 60% of his $900,000 base salary. For years after 2000 Mr. Goldstein's annual incentive compensation is subject to the attainment of certain annual performance goals approved by the Board under the 2000 Plan.

      (d) For 2000 Mr. Goldstein was guaranteed and received a long-term incentive compensation award of $720,000, 80% of his $900,000 base salary. For periods after 2000 Mr. Goldstein's long-term incentive compensation is subject to the attainment of certain long-term performance goals approved by the Board under the 2000 Plan.

      (e) On June 1, 2000 Mr. Goldstein was granted options to purchase 700,000 shares of the Company's Common Stock. Of these options, an option for 500,000 shares was a "sign-on" grant; an option for 100,000 shares was to compensate Mr. Goldstein for his forfeiture, upon his leaving Unilever United States, Inc. ("Unilever US"), of unvested options to purchase stock of Unilever plc; and an option for 100,000 shares was Mr. Goldstein's 2000 annual grant. The "sign-on" grant, made under the Company's 1997 Stock Option Plan, was immediately exercisable and will remain exercisable for the full term irrespective of Mr. Goldstein's employment status, or until death, if earlier, except that if Mr. Goldstein's employment is terminated for cause prior to a "Change-in-Control" (see below at page 17), the unexercised portion of the option will be immediately forfeited. The other grants were made under the 2000 Plan, and are subject to the same terms and conditions as grants to other employees under the 2000 Plan. Mr. Goldstein is also entitled to future annual option grants with a value, based on the Black-Scholes model of option valuation, of at least $590,000.

      (f) Mr. Goldstein is entitled to receive from the Company $2,118,750 in respect of long term incentive payments that he forfeited by leaving Unilever US ("Unilever LTIP"). Payments in respect of Unilever

   LTIP will be made at the same times, and in the same amounts, as they would have been made to Mr. Goldstein had he remained an employee of Unilever US. The first installment of $706,250 was paid in March 2001. The second installment of $706,250 was paid in March 2002.

      (g) Had Unilever US canceled certain vested options held by Mr. Goldstein, he would have been entitled to a payment from the Company of $871,000 in respect of those options. Unilever US permitted Mr. Goldstein to exercise those options, however, as a result of which the Company's obligation for this payment terminated.

      (h) Mr. Goldstein participates in all of the Company's benefit plans and programs to the same extent as all Company executive officers. In addition, the Company is providing Mr. Goldstein with (i) those benefits that he was receiving at Unilever US that are not provided under the Company's plans and programs, and (ii) with respect to benefits provided by both Unilever US and the Company but as to which the Company's benefits are less generous than those Mr. Goldstein was receiving from Unilever US, the same benefit level as he was receiving from Unilever US.

      (i) In no event will Mr. Goldstein receive aggregate pensions from the Company and Unilever US that are less than the pension he would have received had he continued to be employed by Unilever US for an additional five-year period. If he retires from the Company after completing five years of service, his Company pension will be based on the period of his service with the Company only. If he retires from the Company before completing five years of service, his Company pension will be based on a combination of his service with the Company and his service with Unilever US totaling five years. After calculating the aggregate of his actual Company pension and his actual pension from Unilever US, the Company will supplement that total with an amount equal to the difference between what his pension would have been had he continued to be employed by Unilever US for the additional five-year period and such aggregate actual pensions.

      (j) Mr. Goldstein participates in and is entitled to the benefits of the Company's Executive Separation Policy (the "ESP"), described below at page 17; provided that, if his employment with the Company is terminated without cause or if he terminates his employment for "good reason" (as defined in the ESP, see page 18 below) prior to his completing three years of service with the Company, he receives the benefits of the ESP for the greater of two years or for a period equal to five years less the number of full years of service that he has completed.

   On July 25, 2001, Mr. Lobbosco and the Company entered into a new contract (the "2001 Contract"), which supersedes the contract that the Company and Mr. Lobbosco had executed effective October 1, 1999 in connection with his transfer to the United States and his appointment as President, Fragrance Division (the "1999 Contract", and together with the 2001 Contract, the "Contracts"). The principal features of the Contracts are as follows:

      (a) The 1999 Contract contemplated that Mr. Lobbosco's assignment in the United States would end no later than July 1, 2001 and that he would remain an employee of the Company, based in Buenos Aires, Argentina, through June 30, 2003, when he was to retire. Under the 2001 Contract Mr. Lobbosco will continue as Executive Vice President, Global Business Development through May 31, 2002. Thereafter, until June 30, 2004, when the 2001 Contract expires and Mr. Lobbosco retires from Company employment, he will be based in Buenos Aires and report to the Company's Chief Executive Officer and perform such services as he may request.

      (b) Under the 1999 Contract, Mr. Lobbosco's annual base salary was set at $500,000, with an annual review in accordance with Company policy. Under the 2001 Contract, his base salary was set at $550,000 (to which it had been increased effective April 1, 2001) for the duration of the Contract.

      (c) Under the 1999 Contract, Mr. Lobbosco continued to participate in the Company's MICP, then the Company's annual incentive plan, with target incentive compensation of 50% of his salary. Under the 2001 Contract, he continues to participate in the Company's AIP and LTIP (see "Report of the Compensation

   Committee" at page 8). His target AIP awards under the 2001 Contract are, as a percentage of base salary, 50% for 2001; 37.5% for 2002; and 25% for 2003. Under the LTIP, his target award for the three-year cycle 2001-2003 is 75% of his base salary. He will not participate in any subsequent cycles of the LTIP.

      (d) Under the 1999 Contract, Mr. Lobbosco was to participate in the Company's various stock option plans. Under the 2001 Contract, he will receive no further options.

      (e) Under the 1999 Contract, the Company agreed to lease an apartment in New York City for Mr. Lobbosco's use, and to pay the rent thereon. Taxes on income recognized by Mr. Lobbosco as a result of the Company's rent payments for the New York City apartment were to be grossed up. In addition, the 1999 Contract also provided that, to the extent that Mr. Lobbosco's effective aggregate income tax rate on his salary and incentive compensation exceeded 30%, the Company was required to reimburse Mr. Lobbosco, on a grossed up basis, for all taxes in excess of 30% in respect of such compensation. The 1999 Contract also entitled Mr. Lobbosco to the Company-paid services of an independent public accountant to assist him in calculating his taxes. Under the 2001 Contract, Mr. Lobbosco is headquartered in Buenos Aires, Argentina, his country of origin, as a result of which the Company no longer rents an apartment for him and he no longer recognizes income to be grossed up. In addition, since Mr. Lobbosco has returned to Argentina, the Company has no obligation to reimburse and is not reimbursing Mr. Lobbosco for any income taxes, as a result of which there is no excess income tax to be grossed up.

      (f) Under the 1999 Contract, Mr. Lobbosco was to receive a minimum aggregate monthly pension of between $15,500 and $25,000, depending on the date of his retirement. Under the 2001 Contract, and in lieu of any other pension benefits, the Company will make to him on his retirement seven annual pension payments of $604,527, with the first such payment to be made in July 2004. Should Mr. Lobbosco die before June 30, 2004 with a surviving spouse, his spouse will receive seven annual payments of $302,263.50.

      (g) Each of the Contracts provides that, in the event Mr. Lobbosco's employment with the Company is terminated other than for cause prior to the anticipated retirement date under such Contract, and Mr. Lobbosco is not entitled to the benefits of his Contract, Mr. Lobbosco will retire from the Company's employ on that date. He may elect to commence receiving his pension at that time, or in lieu, thereof to receive salary continuation payments for a period of 24 months (or a shorter period if the termination were to occur after July 1, 2001 under the 1999 Contract or after July 1, 2002 under the 2001 Contract).

   In connection with Mr. Howard's exercise of his Share Value Option ("SVO") granted on November 14, 2000, which expired on November 23, 2001, and under the Eligible Executive Officer Share Value Option Exercise Loan Program (see "Eligible Executive Officer Share Value Option Exercise Loan Program" at page 19), on November 13, 2001 the Compensation Committee authorized the Company to loan to Mr. Howard, and, as of November 21, 2001 Mr. Howard borrowed, $986,562.50, pursuant to which he purchased, and pledged to the Company as security for the loan, 55,000 shares of Company Common Stock (the "Howard Loan"). Mr. Howard also assigned to the Company all of his right to dividends in respect of the pledged shares.

   The Howard Loan matures and must be repaid, together with all accrued and unpaid interest, no later than November 14, 2007. It becomes immediately due and payable on any earlier date after which, for a period of seven (7) out of twenty (20) consecutive trading days, the market value, as determined by the closing price of the Company's Common Stock on the New York Stock Exchange, of the shares pledged to secure the loan is less than 110% of the outstanding principal balance of the Howard Loan, or if Mr. Howard ceases to be an executive officer of the Company.

   The initial interest rate of the Howard Loan (through December 31, 2001) was 4.1%. The interest rate is determined quarterly and is the higher of (a) the lowest rate which qualifies as a "market" rate of interest applicable to a loan in the nature of the Howard Loan and (b) the Company's weighted average cost of borrowed funds, in each case as reasonably determined by the Company's management.

Executive Separation Policy

   On April 13, 2000, the Board approved the ESP, and authorized participation in the ESP by the then executive officers of the Company, including Messrs. Lobbosco and Block. Mr. Goldstein became a participant in the ESP as of June 1, 2000. In February 2001, the Board approved the inclusion in the ESP of 24 additional participants, including Messrs. Boyden and Howard and certain other officers of the Company. On May 16, 2001 and September 11, 2001, respectively, the Board approved the inclusion in the ESP of two other executive officers of the Company. The ESP covers separations from the Company both prior to and within three years following a "Change-in-Control," as defined below ("CIC"). The nine executive officers and one other officer of the Company are covered by the ESP's "Tier I" payments and benefits, described below. The remaining
19 participants are covered by lesser "Tier II" payments and benefits. Participants in the ESP who, prior to their inclusion in the ESP, had executed executive severance agreements agreed voluntarily to terminate those agreements in connection with their participation in the ESP.

   Under the ESP, a Tier I participant whose employment with the Company is terminated without cause at any time other than within the three years following a CIC receives severance, calculated on a monthly basis, equal to the sum of (1) the covered executive's monthly base salary at the date of termination and (2) 1/12th of the average of the participant's three most recent annual incentive compensation awards, in each case payable as "salary continuation" over a period of 24 months. The executive is also entitled to a pro rata bonus in respect of the year of termination and continuation of medical, dental and insurance benefits for the 24-month severance period. The executive receives no additional pension credit, and stock options and other long-term awards are exercisable only in accordance with their original terms.

   A Tier I participant terminated without cause or electing to terminate his or her employment with the Company for "good reason," as defined below, during the three years following a CIC is entitled to the following:

      (a) a lump sum payment equal to three times the aggregate of (i) the participant's highest annual salary during the five years immediately preceding separation and (ii) the higher of (A) the participant's average annual bonus for the most recent three years or (B) his or her target bonus for the year of separation;

      (b) a lump sum payment of long-term performance awards for the long-term performance cycle(s) then in progress, with the amount of the award based on the higher of target or actual performance (the award is initially paid at target, and if actual performance at the end of the cycle is higher, is supplemented by an amount equal to the difference between the award associated with such performance and target);

      (c) 100% vesting of outstanding options, with the remainder of the option term to exercise them; provided that, if any stock option plan under which any such option has been issued does not permit such option to become vested and exercisable upon occurrence of a CIC and to remain outstanding for the remainder of the option term, for each share of Common Stock of the Company subject to any such option, whether or not such option is then exercisable, in exchange for the cancellation of the option, the participant receives a payment equal to the difference between the exercise price of such option share and a price equal to the highest of (i) the market price of Common Stock on the New York Stock Exchange ("NYSE") at the close of business on the effective day of employment termination, (b) the price of Common Stock contained in any published tender offer made within one year before or one year after the date of the CIC, (c) the price of Common Stock contained in any merger or acquisition agreement entered into by the Company and any third party within one year before or one year after the date of the CIC, or
   (d) the closing market price of Common Stock on the NYSE on the date of the CIC;

      (d) credit for an additional three years of service and age for pension calculation purposes; and

      (e) continuation of medical and dental coverage for the lesser of three years or until the participant obtains new employment providing similar benefits.

   Notwithstanding the foregoing, Mr. Goldstein's participation in the ESP is subject to the enhancements described in clause (j) of the description of his MOU at page 15 above.

   If following a CIC a Tier I participant in the ESP becomes entitled to payments that are or would be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may be imposed (the "Excise Taxes"), the Company will pay to that Tier I participant an additional amount (a "Gross-Up Payment") such that, after the payment by the Employee of all taxes (including without limitation all income and employment tax and Excise Tax and treating as a tax the lost tax benefit resulting from the disallowance of any deduction of the Employee by virtue of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income), and interest and penalties with respect to such taxes, imposed on the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Taxes imposed on the Severance Payments.

   Under the ESP (a) a CIC is deemed to have occurred if:

      (i) any "person," as that term is used in Sections 13(d) and 14(d) of the Exchange Act, acquires voting securities of the Company and immediately thereafter is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then-outstanding voting securities;

      (ii) individuals who on September 1, 2000 constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on September 1, 2000 or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority of the Board;

      (iii) immediately after a merger, consolidation, recapitalization, or reorganization of the Company, either (A) individuals who immediately prior to consummation of such an event constituted the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such event do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 60% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or

      (iv) the shareholders of the Company have approved a plan of complete liquidation of the Company, or a transaction resulting in the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect) is consummated;

and (b) "good reason" means the occurrence of any of the following events, unless the executive has consented in writing to such event:

      (i) a reduction by the Company in the executive's base salary as in effect immediately prior to the CIC;

      (ii) (a) the failure by the Company to continue in effect any compensation or employee benefit plan in which the executive was a participant prior to the CIC, unless the plan (x) is replaced by a successor plan providing to the executive substantially similar compensation and benefits or (y) terminates as a result of the normal expiration of the plan in accordance with its terms, as in effect immediately prior to the CIC, or
   (b) the taking of any other action, or the failure to act, by the Company which would materially adversely affect the executive's continued participation in any such plan as compared to the terms of such participation on the date of the CIC;

      (iii) effecting a change in the position of the executive that does not represent a position commensurate in level, authority and responsibilities with or a promotion from the executive's position with the Company immediately prior to the date of the CIC, or assigning to the executive responsibilities that are materially inconsistent with such prior position; or

      (iv) the Company's requiring the executive to be based anywhere more than 45 miles from the location of the executive's office immediately prior to the CIC;

in each case after notice in writing from the executive to the Company and a period of 30 days after such notice during which the Company fails to correct such conduct.

Eligible Executive Officer Share Value Option Exercise Loan Program

   It is Company policy that executive officers align their interests with those of shareholders generally by acquiring over a period of time significant amounts of the Company's Common Stock. The SVOs granted to certain executive officers of the Company on November 14, 2000, have a feature that may require these executive officers to exercise their SVOs in their entirety prior to the expiration of the seven-year option period. Specifically, the terms and conditions of each of these SVOs require that they be exercised within six months and one day after the closing price of the Company's Common Stock over 20 consecutive trading days averages at least the weighted average exercise price of the option holder's outstanding options prior to November 14, 2000 (the "Early Forced Exercise"). If these executive officers were not provided a mechanism that would allow them to hold shares resulting from the Early Forced Exercise of their SVOs, they would be required to sell the great majority of those shares to pay the purchase price of the shares resulting from, and the tax liability as a result of, the Early Forced Exercise.

   To allow these executive officers to achieve the objective of Company policy--providing them with a way to retain the majority of their shares resulting from the Early Forced Exercise of their SVOs--on November 13, 2001 the Board adopted an "Eligible Executive Officer Share Value Option Exercise Loan Program (the "Loan Program"). Participation in the Loan Program is limited to those executive officers who are not members of the Board (New York law prohibits loans to directors) and whose SVOs have the Early Forced Exercise feature. Loans will be granted to permit such executive officers to exercise only their SVOs and not other options. Currently only Messrs. Block and Howard are eligible to participate in the Loan Program; however, since Mr. Wetmore is not nominated for re-election to the Board he will become eligible as of May 7, 2002. Since Mr. Lobbosco, who is also not nominated for re-election to the Board, will no longer be an executive officer as of May 31, 2002, he will not be eligible to participate in the Loan Program. If re-elected as a director at the May 7, 2002 Annual Meeting, Mr. Goldstein will continue to be ineligible for the Loan Program. All other executive officers either have no SVOs or have SVOs without the Early Forced Exercise feature. Those eligible for the Loan Program are hereinafter referred to as the "Eligible Executive Officers."

   The Loan Program has the following features:

      (a) Subject to the approval of the Compensation Committee, which administers the Loan Program and has sole discretion in any case to decide whether to approve a loan to any Eligible Executive Officer, the Company will loan to an Eligible Executive Officer exercising his SVOs an amount up to the aggregate price of the option shares being purchased as a result of the exercise. No loan may cover the income tax liability of the Eligible Executive Officer in respect of such purchase. All such taxes are the sole responsibility of the Eligible Executive Officer.

      (b) A loan approved by the Committee may have a maturity date of between five and ten years from the loan date. The Committee establishes the actual maturity period. No principal is required to be repaid until the maturity date, except that, if an Eligible Executive Officer ceases to be an Eligible Executive Officer, including but not limited to a change in his employment status with the Company or the termination of his Company employment for any reason, the loan must be repaid at the time of change in employment status or termination. The purchased shares are to be pledged to the Company to secure the loan and the Eligible Executive Officer must assign to the Company all rights to dividends on such shares during the term of the loan. The Eligible Executive Officer will have voting rights with respect to such shares. The Company has full recourse against the Eligible Executive Officer for payment of all interest and repayment of loan principal under the Loan Program. Neither the principal nor any interest payable on loans under the Loan Program will be forgivable by the Company.

      (c) To assure that the Loan Program is cost neutral to and does not give rise to a charge to the profit and loss statement of the Company, the interest rate on each Loan Program loan must be the higher of (a) a "market" rate, that is a rate that would be charged for such a loan by a third party lender, and (b) the Company's weighted average cost of borrowed funds on the date the loans are extended. Management must inform the Committee of the appropriate rate at the time the Committee is considering a loan to an Eligible Executive Officer. The interest rate is thereafter adjusted quarterly to continue to reflect the higher of the two measurement standards.

      (d) Interest is payable quarterly in arrears on the unpaid balance of a loan. The assigned dividends on the shares purchased with funds borrowed under the Loan Program are credited automatically to offset the interest expense. The Eligible Executive Officer is required to pay the balance of the quarterly interest to the Company in cash.

      (e) In the event that, for a period of seven (7) out of twenty (20) consecutive trading days, the market value, as determined by the closing price of the Company's Common Stock on the New York Stock Exchange, of the shares pledged to secure a loan under the Loan Program is less than 110% of the outstanding principal balance of the loan, the loan becomes immediately due and payable. Unless the Eligible Executive Officer pays the principal of, and all interest due on, the loan within five business days after the applicable date, the Company is authorized to sell the pledged shares on behalf of the Eligible Executive Officer. Proceeds of the sale are to be applied first to cover (in the following order) all interest and principal due on the loan, all fees in respect of the sale transaction, and all withholding taxes for which the Eligible Executive Officer is responsible as a result of the sale of the pledged shares. The Company then pays to the Eligible Executive Officer any balance. To the extent that the sale price of the pledged shares is not sufficient to cover fully all principal, interest, fees and withholding taxes, any deficiency remains the sole responsibility of the Eligible Executive Officer.

Pension Plans

   Of the executive officers named in the Summary Compensation Table, Messrs. Goldstein, Boyden, Howard and Block are participants in the Company's Pension Plan, a defined benefit plan, under which the Company makes periodic payments computed on an actuarial basis providing for fixed benefits for members in the event of retirement on or after age 55 with 10 years of service. Unreduced benefits are payable after age 62. Benefits under the Pension Plan are calculated with respect to a five-year average of participating employees' covered compensation (base salary or wage plus bonus), subject to an offset for amounts received as Social Security benefits for service after November 30, 1979. The table below indicates, for purposes of illustration, the approximate amounts of annual retirement income (subject to the above Social Security offset and without taking into account any limitations under the Code) that would have been payable upon retirement at December 1, 2001 on a straight life basis under various assumptions as to salary and years of service to employees in higher salary classifications who participate in the Pension Plan. Messrs. Goldstein, Boyden, Howard and Block have 2, 1, 1 and 9 years of service, respectively, under the Pension Plan. To the extent that the amounts of annual retirement income exceed the maximum benefit and compensation limitations, including limitations under Section 415 and Section 401(a)(17) of the Code, such amounts are payable in the same form and manner under the Company's unfunded Supplemental Retirement Plan adopted on October 29, 1986, effective January 1, 1987. Mr. Goldstein, in addition to being a participant in the Company's Pension Plan, has a separate unfunded arrangement under the MOU providing for pension benefits which are not presently calculable. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 14. Mr. Howard also has a separate unfunded arrangement whereby once he has completed five years of service with the Company, he will receive service credit for an additional five years of service. Mr. Lobbosco, who is not a United States citizen, has significant amounts of service with foreign subsidiaries of the Company not covered by the Company's Pension Plan, as a result of which he participates in a separate unfunded arrangement providing pension benefits. Under the arrangement applicable to Mr. Lobbosco, pursuant to the 2001 Contract, commencing in July 2004 Mr. Lobbosco is entitled to receive seven annual pension payments of $604,527. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 14. No other named executive officer participates in this arrangement.

                       Estimated annual pension for specified years of service
  Average    ---------------------------------------------------------------------------
Compensation    5        10       15       20       25       30        35         40
------------    -        --       --       --       --       --        --         --
$  400,000   $ 34,884 $ 69,768 $104,652 $139,536 $165,802 $186,322 $  206,842 $  227,362
   500,000     43,605   87,210  130,815  174,420  207,252  232,902    258,552    284,202
   600,000     52,326  104,652  156,978  209,304  248,702  279,482    310,262    341,042
   700,000     61,047  122,094  183,141  244,188  290,153  326,063    361,973    397,883
   800,000     69,768  139,536  209,304  279,072  331,603  372,643    413,683    454,723
   900,000     78,489  156,978  235,467  313,956  373,054  419,224    465,394    511,564
 1,000,000     87,210  174,420  261,630  348,840  414,504  465,804    517,104    568,404
 1,100,000     95,931  191,862  287,793  383,724  455,954  512,384    568,814    625,244
 1,200,000    104,652  209,304  313,956  418,608  497,405  558,965    620,525    682,085
 1,300,000    113,373  226,746  340,119  453,492  538,855  605,545    672,235    738,925
 1,400,000    122,094  244,188  366,282  488,376  580,306  652,126    723,946    795,766
 1,500,000    130,815  261,630  392,445  523,260  621,756  698,706    775,656    852,606
 1,600,000    139,536  279,072  418,608  558,144  663,206  745,286    827,366    909,446
 1,700,000    148,257  296,514  444,771  593,028  704,657  791,867    879,077    966,287
 1,800,000    156,978  313,956  470,934  627,912  746,107  838,447    930,787  1,023,127
 1,900,000    165,699  331,398  497,097  662,796  787,558  885,028    982,498  1,079,968
 2,000,000    174,420  348,840  523,260  697,680  829,008  931,608  1,034,208  1,136,808

   Following the acquisition by the Company of Bush Boake Allen Inc ("BBA") in November 2000, the Pension Plan for Eligible Employees of Bush Boake Allen Inc. was merged with the Company's Pension Plan as of December 31, 2000. Benefit accruals under the BBA Pension Plan were frozen as of that date. Benefit service for former BBA employees under the Company's Pension Plan starts as of December 1, 2000. Former BBA employees will receive a frozen accrued benefit under the BBA Pension Plan plus a benefit under the Company's Pension Plan for service after December 1, 2000. In addition to the benefit determined under the table above for service after December 1, 2000, Mr. Boyden, formerly an employee of BBA, is entitled, as of December 31, 2001, to an annual benefit of $130,326 based on his service with BBA.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Messrs. Georgescu, Martinez, van Ameringen and Van Dyke. Mr. Van Dyke is Senior Vice President of Salomon Smith Barney Inc., which has received commissions for brokerage services performed in connection with securities transactions on behalf of the Company and its retirement plans which amounted to $298,134 in 2001.

                        REPORT OF THE AUDIT COMMITTEE*

   The Audit Committee of the Board assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of the Company. It oversees the Company's financial operations and the Company's relationship with its independent accountants. The Audit Committee is composed of four directors, all of whom meet the independence and financial literacy standards--and at least one of whom has the accounting or related financial management expertise--required by applicable New York Stock Exchange rules. The Audit Committee, which met eight times in 2001, operates under a written charter adopted by the Board in 2001. The Audit Committee reviews that Charter annually and recommends Charter changes, as appropriate, to the Board.

   Each fiscal year, the Audit Committee recommends for approval by the Board the appointment of independent accountants to audit the financial statements of the Company and its subsidiaries. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and its independent accountants the audited financial statements in the Company's Annual Report on Form 10-K. The Audit Committee also meets prior to the issuance of the Company's quarterly earnings to review the information to be released and discusses the interim financial information in that report with the Company's independent accountants and the Company's chief financial officer and controller. In addition, it reviews, prior to filing, the Company's Quarterly Reports on Form 10-Q.

   The Audit Committee meets periodically with the Company's independent accountants, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Company's independent accountants periodically update the Audit Committee about new accounting developments and their potential impact on the Company's reporting.

   The Audit Committee also meets periodically with Company management without the Company's independent accountants present, to discuss management's evaluations of the performance of the independent accountants.

   Finally, the Audit Committee periodically meets with the Company's Director of Internal Audit without either the Company's independent accountants or management present, to discuss the Company's internal audit process and the results of ongoing or recently completed internal audits.

   In 2001 the Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended. The Audit Committee also discussed with the Company's independent accountants the overall scope and plans for their respective audits as well as the identification of audit risks. In addition, the Audit Committee received from the Company's independent accountants written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, describing all relationships between the independent accountants and the Company that might bear on the accountants' independence, and discussed this information with the independent accountants. The Committee had no reason to believe that the independence of the independent accountants was compromised by the provision of non-audit services. See "Audit Fees," "Financial Information Systems Design and Implementation Fees" and "All Other Fees" on page 25.
--------
* This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the Year Ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002.

                            AUDIT COMMITTEE

                            J. Michael Cook
                            Chairman

                            Margaret H. Adame
                            Arthur C. Martinez
                            William D. Van Dyke, III

Performance Graph*

                    International Flavors & Fragrances Inc.
 Total Cumulative Shareholder Return for Period Ending December 31, 2001/(1)/

                                    [CHART]



           International Flavors
               & Fragrances         S&P 500     Peer Group/2/
           ---------------------    -------     -------------
12/31/96          100.00            100.00         100.00
12/31/97          117.87            133.32         136.11
12/31/98          104.68            171.34         156.24
12/31/99           92.47            207.35         145.89
12/31/00           52.25            188.46         148.78
12/31/01           77.96            166.16         138.75


--------
(1) Total Cumulative Shareholder Return assumes that the value of an investment in the Company's common stock and each index was $100 on December 31, 1996, and that all dividends were reinvested.
(2) The companies in the Peer Group are Alberto-Culver Company, Avon Products, Inc., Campbell Soup Company, Church & Dwight Co., Inc., The Clorox Company, The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods, Inc., The Dial Corporation, The Estee Lauder Companies Inc., General Mills, Inc., The Gillette Company, H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, McCormick & Company, Incorporated, McDonald's Corporation, Nestle S.A., PepsiCo, Inc., The Procter & Gamble Company, Revlon, Inc., Sara Lee Corporation, Sensient Technologies Corp., Tricon Global Restaurants, Inc., Unilever N.V. and Wm. Wrigley Jr. Company.
--------
 * This Comparison of Five Year Cumulative Total Return shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Shareholder Proposals

   Any shareholder proposal intended to be presented at the next Annual Meeting of Shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy with respect to that meeting by November 30, 2002.

   The By-laws of the Company provide that in order for a shareholder to propose director nominations or to transact business at an annual meeting of shareholders, the shareholder must give written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received not later than the close of business on the tenth day following the day on which the notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Additional Information

   The Company has selected PricewaterhouseCoopers LLP to be its principal independent accountants for 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

   The aggregate fees of PricewaterhouseCoopers LLP billed for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the year 2001 were $1,877,000.

Financial Information Systems Design and Implementation Fees

   There were no fees billed for professional services described in Paragraph
(c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by PricewaterhouseCoopers LLP, the Company's principal independent accountant, for the fiscal year ended December 31, 2001.

All Other Fees

   The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than the services covered in the two preceding paragraphs, for the fiscal year ended December 31, 2001 were $5,219,000. These other services include $3,791,000 of domestic and international tax planning and assistance, including approximately $3,000,000 related to the integration of BBA, $996,000 of other accounting and auditing services for government filings, benefit plans and other non-financial statement audits, $334,000 of business valuation services and $98,000 of other professional services incurred during 2001. The Audit Committee has considered and found the provision of the services covered in the two preceding paragraphs compatible with maintaining PricewaterhouseCoopers LLP's independence.

Section 16(a) Beneficial Ownership Reporting Compliance

   In 2001, Ms. Gail Belmuth, Vice President, Corporate Communications, did not file on a timely basis one report, and Mr. Stephen Heaslip, Vice President, Global Human Resources, did not file on a timely basis two reports, required by
Section 16 of the Exchange Act following their respective appointments as officers of the Company.

            ITEM 2. PROPOSED AMENDMENT TO THE 2000 STOCK AWARD AND INCENTIVE PLAN AND REAPPROVAL OF PERFORMANCE GOAL CRITERIA

   The Board of Directors recommends that shareholders approve an amendment to the Company's 2000 Stock Award and Incentive Plan (the "2000 Plan") to increase the number of shares of Common Stock reserved for future grants of awards and reapprove the business criteria used in setting performance objectives for certain performance awards (described below under the heading "Performance-Based Awards"). The amendment would authorize an additional 4,500,000 shares for the 2000 Plan and would provide that shares authorized under the 1997 Employee Stock Option Plan (the "1997 Plan") but not used thereunder for any reason, including by reason of the termination of the 1997 Plan, would be added to shares available for Awards under the 2000 Plan. On March 12, 2002, the Board terminated the authorization for further awards under the 1997 Plan subject to shareholder approval of the amendment to the 2000 Plan. As a result, if the shareholders approve the amendment to the 2000 Plan, the 1,569,582 shares now available under the 1997 Plan would be added to the shares available for Awards under the 2000 Plan.

   The Board views the 2000 Plan as a key part of the Company's compensation program. Through its authorization of a broad range of awards, including options, restricted and deferred stock, performance awards including annual incentive awards, stock appreciation rights ("SARs"), and other types of awards based on the Company's Common Stock (collectively, "Awards"), the 2000 Plan helps the Company to attract and retain high quality executives and other key employees who are essential to the Company's growth and success. In addition, the Company benefits from the use of stock options and stock-related awards as an element of compensation because such awards enable executives and key employees to acquire or increase their equity participation in the Company, thereby promoting a closer alignment of interests between them and the Company's shareholders. The 2000 Plan also provides a means for the Company to grant annual and long-term incentive awards and other performance-based awards that provide incentives for achieving specific performance objectives on a tax-efficient basis.

   The 2000 Plan was originally adopted by the Board on March 9, 2000, and approved the Company's shareholders on May 18, 2000. The 1997 Plan was adopted by the Board on February 11, 1997 and approved by the Company's shareholders on May 8, 1997.

Proposed Resolution and Vote Required for Approval

   The Board believes that increasing the shares reserved under the 2000 Plan and reapproving the business criteria to be used in setting certain performance goals is in the best interests of the Company and its shareholders, and therefore recommends that shareholders of the Company vote in favor of the following resolution, to be presented at the Annual Meeting:

       "RESOLVED that the amendment to the Company's 2000 Stock Award and Incentive Plan (the "2000 Plan") increasing the number of shares reserved by 4,500,000 and authorizing the issuance under the 2000 Plan of shares authorized under the Company's 1997 Employee Stock Option Plan (the "1997 Plan") but not used thereunder for any reason, including by reason of the termination of further grants under the 1997 Plan, and reapproval of the business criteria to be used for performance awards under Sections 7(b) and 7(c) of the 2000 Plan for purposes of Section 162(m) of the Internal Revenue Code, as amended, be, and they hereby are, approved."

Approval of the resolution will require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon, subject to any applicable minimum vote requirement under the rules of the New York Stock Exchange.

Reasons for Shareholder Approval

   The Board seeks shareholder approval of the amendment to the 2000 Plan in order to satisfy certain New York Stock Exchange requirements, and to provide tax advantages to the Company and participants. In particular, the reapproval of the business criteria that may be used in setting performance requirements for certain awards will extend the period during which such awards can qualify as "performance-based" compensation under Section 162(m) of the Code. Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are "named executive officers" identified in a company's proxy statement). "Performance-based" compensation is not counted against the $1,000,000 deductibility cap. If the proposed resolution is approved by shareholders, performance awards using the approved business criteria as part of a pre-established performance goal can qualify as "performance-based" under Section 162(m) for a period of approximately five years. The Board believes that qualifying performance awards can be used to place strong emphasis on the building of value for all shareholders.

   Shareholder approval of additional shares reserved under the 2000 Plan will also allow the Compensation Committee to designate options as "incentive stock options," if it chooses, to provide tax advantages to participants. These advantages are explained below.

Description of the 2000 Plan

   The following is a brief description of the material features of the 2000 Plan. This description is qualified in its entirety by reference to the 2000 Plan itself. The full text of the 2000 Plan as currently in effect is available upon request, or may be found on the Internet at the Securities and Exchange Commission's EDGAR archives, at "www.sec.gov", as Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

   Shares Available and Award Limitations. At March 1, 2002, 2,105,333 shares remained reserved and available for new Awards under the 2000 Plan. The proposed amendment would add 4,500,000 shares to this number. In addition, on March 12, 2002, the Board terminated the authorization for further awards under the 1997 Plan subject to shareholder approval of the proposed amendment to the 2000 Plan. There are currently available under the 1997 Plan 1,569,582 shares. As a result, if shareholders approve the amendment to the 2000 Plan, the number of shares that would be currently available under the 2000 Plan for new Awards would be 8,174,915 shares, and the number of shares that would be currently available under all Company equity award plans for new awards plus the number of shares reserved for currently outstanding awards would total 17,755,279 shares, or 18.8% of the shares of the Company's Common Stock outstanding at March 1, 2002. Of the shares available for new awards under these Company equity award plans, not more than 2,800,000 could be issued as awards other than options and SARs. As discussed below, the number of shares reserved under the 2000 Plan is subject to adjustment in the event of stock splits, stock dividends and other extraordinary events.

   Shares subject to forfeited or expired Awards or to Awards settled in cash or otherwise terminated without issuance of shares to the participant, and shares withheld by or surrendered to the Company to satisfy withholding tax obligations or in payment of the exercise price of an Award, are deemed to be available for new Awards under the 2000 Plan. The same share counting rules will apply to awards currently outstanding under the 1997 Plan. Under the 2000 Plan, shares subject to an Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary do not count against the number of shares reserved and available. Shares delivered under the 2000 Plan may be either newly issued or treasury shares. On March 1, 2002, the closing price of the Company's Common Stock on the composite tape for New York Stock Exchange-listed securities was $34.91 per share.

   In order to qualify Awards as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m) of the Code, the 2000 Plan includes a limitation on the amount of Awards that may be granted to any one participant in a given year. Under this annual per-person limitation, no participant may in any year be granted share-denominated Awards under the 2000 Plan relating to more than his or her "Annual Limit" for each type of Award. The Annual Limit equals 2,000,000 shares plus the amount of the participant's unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. For purposes of this limitation, options, SARs, restricted stock, deferred stock, and other stock-based awards are separate types of Awards each subject to a separate limitation. In the case of cash-denominated Awards, the 2000 Plan limits the annual incentive Award that may be earned by a participant in a given year to a maximum of 50% of the annual incentive pool, and limits other types of performance Awards that may be earned by a participant to the participant's defined Annual Limit, which for this purpose equals $6,000,000 plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. The per person limit for annual incentive Awards, for other cash-denominated performance Awards, and each type of share-based Award applies separately to its respective type of Award.

   Adjustments to the number and kind of shares subject to the share limitations and specified in the Annual Limits are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to Awards intended to qualify as "performance-based" generally must conform to requirements under Section 162(m).

   Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted Awards under the 2000 Plan. In addition, any person who has been offered employment by the Company or a subsidiary may be granted Awards, but such prospective grantee may not receive any payment or exercise any right relating to the Award until he or she has commenced employment or the providing of services. At present, approximately 5,600 persons would be eligible for Awards under the 2000 Plan.

   Administration. The Compensation Committee administers the 2000 Plan, except that the Board may appoint any other committee to administer the Plan and may itself act to administer the Plan. The Board must perform the functions of the Compensation Committee for purposes of granting Awards to non-employee directors. (References to the "Committee" below mean the Compensation Committee or the full Board exercising authority with respect to a given Award.) Subject to the terms and conditions of the 2000 Plan, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of a performance award, specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 2000 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2000 Plan. Nothing in the 2000 Plan precludes the Committee from authorizing payment of other compensation outside of the 2000 Plan, including bonuses based upon performance, to officers and employees, including the executive officers. The 2000 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2000 Plan.

   Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of an option and the grant price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events, generally are fixed by the Committee, subject to a restriction that no ISO, or SAR in tandem therewith, may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares or other property (possibly including notes or obligations to make payment on a deferred basis, or through broker-assisted cashless exercise procedures) or by surrender of other outstanding Awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs granted under the 2000 Plan may include limited SARs exercisable for a stated period of time following a change in control of the Company, as discussed below.

   Restricted and Deferred Stock. The Committee is authorized to make Awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment. The Committee generally establishes the restricted period, but restricted stock must vest over a minimum period of one year except in the case of the participant's death, disability or retirement, a change in control of the Company, or other special circumstances. An Award of restricted stock entitles the participant to all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Deferred stock gives participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the Award in the event of termination of employment under certain circumstances prior to the end of a specified restricted period (which need not be the same as the deferral period). Prior to settlement, deferred stock Awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred stock.

   Other Stock-Based Awards, Bonus Shares, and Awards in lieu of Cash Obligations. The 2000 Plan authorizes the Committee to grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares. The Committee will determine the terms and conditions of such Awards, including the consideration to be paid to exercise Awards in the nature of purchase rights, the periods during which Awards will be outstanding, and any forfeiture conditions and restrictions on Awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of the Company's obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

   Performance-Based Awards. The Committee may grant performance-based Awards, which may be cash-denominated Awards or share-based Awards. Generally, performance-based Awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of Awards being granted or becoming exercisable or settleable under the 2000 Plan, or as a condition to accelerating the timing of such events. Performance may be measured over a period of up to one year or a longer period specified by the Committee. The 2000 Plan authorizes the Committee to grant performance-based Awards, other than annual incentive awards (discussed below), that qualify under Section 162(m) of the Code and therefore are fully tax deductible by the Company. The business criteria to be used by the Committee in establishing performance goals applicable to those performance Awards to named executives will be selected from among the following: (1) net sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets (gross or net), return on investment, return on capital or return on equity; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital; (6) economic value created; (7) operating margin or profit margin; (8) stock price or total shareholder return; (9) dividend payout as a percentage of net income; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the 2000 Plan. The Committee may set the levels of performance required in connection with performance Awards as fixed amounts, goals relative to performance in prior periods, as goals compared to the performance of one or more comparable companies or an index covering multiple companies, or in any other way the Committee may determine.

   Annual Incentive Awards. The Committee is authorized to grant annual incentive awards, settleable in cash or in shares upon achievement of pre-established performance objectives achieved during a specified period of up to one year. The performance objectives may be one or more of the performance objectives available for other performance awards under the 2000 Plan, as described in the preceding paragraph. Either together with or as an alternative to such performance objectives, the Committee may determine that annual incentive Awards will be earned only if and to the extent an annual incentive pool becomes funded, on a hypothetical basis. In such event, the annual incentive pool for each fiscal year will equal 10% of the amount by which the pretax consolidated earnings exceed 20% of net capital for that year, except this funding will in no event exceed 10% of the amount of cash dividends paid by the Company during the year. For this purpose, pretax consolidated earnings for a fiscal year means (i) the Company's consolidated net earnings for the year before extraordinary items and before the cumulative effect of accounting changes, plus (ii) the amount provided for all income taxes for the year, plus
(iii) the amount of the annual incentive pool for the year. "Net capital" for any year means the arithmetic average of the amounts of the consolidated capital and surplus of the Company as at the beginning and the end of such year, before extraordinary items and before the cumulative effect of accounting changes. The Committee generally must establish the terms of annual incentive Awards, including, if applicable, the performance goals and the corresponding amounts payable (subject to per person limits), and/or the amounts allocable out of the annual incentive pool, other terms of settlement, and all other terms of these Awards, not later than 90 days after the beginning of the fiscal year.

   Other Terms of Awards. Awards may be settled in cash, shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 2000 Plan. The Committee may condition Awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the participant) in order to satisfy tax obligations. Awards granted under the 2000 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers in individual to beneficiaries during the participant's lifetime, primarily for estate planning purposes.

   Awards under the 2000 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in substitution for, exchange for or as a buyout of other Awards under the 2000 Plan, awards under other Company plans, or other rights to payment from the Company, and may exchange or buy out outstanding Awards for cash or other property. The Committee also may grant Awards in addition to and in tandem with other Awards, awards, or rights as well. In granting a new Award, the Committee may determine that the in-the-money value of any surrendered Award may be applied to reduce the exercise price of any option, grant price of any SAR or purchase price of any other Award.

   Vesting, Forfeitures and Acceleration Thereof. The Committee may in its discretion determine the vesting schedule of options and other Awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of options and similar Awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any Award. In addition, the 2000 Plan provides that, in the event of a Change in Control of the Company, outstanding Awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A Change in Control means generally (i) any person or group acquires voting securities and as a result is a beneficial owner of 40% or more of the voting power of the Company's voting securities (excluding certain existing shareholders), (ii) a change in the Board's membership such that the members serving in September 2000, or those elected or nominated with the approval of two-thirds of the those members and successors elected or nominated by them cease to represent a majority of the Board, (iii) certain mergers or consolidations substantially reducing the percentage of voting power held by shareholders prior to such transactions or changing a majority of the membership of the Board, or (iv) shareholder approval of a sale or liquidation of all or substantially all of the assets of the Company.

   Amendment and Termination of the 2000 Plan. The Board may amend, alter, suspend, discontinue or terminate the 2000 Plan or the Committee's authority to grant Awards thereunder without shareholder approval unless shareholder approval is required by law, regulation or stock exchange rule. The Board may, in its discretion, submit other amendments to shareholders for approval. Under these provisions, shareholder approval will not necessarily be required for amendments that might increase the cost of the 2000 Plan or broaden eligibility. Outstanding awards may be amended, but the Committee cannot modify or waive award terms that are mandatory under the 2000 Plan. In addition, without the approval of shareholders, the Committee will not amend or replace previously granted options in a transaction that constitutes a "repricing" (as defined under the SEC's proxy rules). Unless earlier terminated, the 2000 Plan will terminate at such time that no shares reserved under the Plan remain available and the Company has no further rights or obligations with respect to any outstanding Award.

   Because future Awards under the 2000 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such Awards cannot be determined at this time. Information regarding the Company's recent practices with respect to annual, long-term, and stock-based compensation under other plans and stock options under such Plans is presented above, see "Summary Compensation Table" at page 12 and "Option/SAR Grants in 2001" at page 13, and in note 11 to the Company's financial statements for the year ended December 31, 2001, in the Annual Report which accompanies this Proxy Statement.

Federal Income Tax Implications of the 2000 Plan

   The following is a brief description of the federal income tax consequences generally arising with respect to Awards that may be granted under the 2000 Plan. The grant of an option (including a stock-based Award in the nature of a purchase right) or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option that is an ISO (except that the alternative minimum tax may apply). Upon exercising an option which is not an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash received.

   Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares (generally, the tax "basis" is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

   The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

   With respect to other Awards granted under the 2000 Plan that result in a transfer to the participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. With respect to Awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture. In both cases, except as discussed below, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares (e.g., restricted stock) or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

   As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1,000,000 deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2000 Plan, options granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and Awards which are conditioned upon achievement of performance goals may be, intended to qualify as such "performance-based" compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the 2000 Plan will be fully deductible under all circumstances. In addition, other Awards under the 2000 Plan generally will not so qualify, so that compensation paid to certain executives in connection with such Awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1,000,000 in a given year, be subject to the limitation of Section 162(m).

   The foregoing provides only a general description of the application of federal income tax laws to certain types of Awards under the 2000 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2000 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2000 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local or foreign tax laws.

                                 OTHER MATTERS

   As of the date of this Proxy Statement the Board is not aware that any matters other than those specified above are to be presented for action at the meeting. If any other matters should come before the meeting, proxies in the enclosed form will be voted on such matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified. In accordance with the Board's recommendations, executed proxies returned by shareholders will be voted, if no contrary instruction is indicated, FOR the election of the 9 nominees described herein and FOR the proposal to amend the Company's 2000 Stock Award and Incentive Plan. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal. All executed proxies will be voted in accordance with the instructions contained therein. With respect to the required vote on any particular matter, abstentions and votes withheld by nominee recordholders will not be treated as votes cast or as shares present or represented. However, under New York Stock Exchange rules, the proposals to elect directors and to approve the amendment to the Company's 2000 Stock Award and Incentive Plan may be considered "discretionary" items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least fifteen days before the date of the Annual Meeting. If a person is a participant in the Company's 401(k) plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

   The Company will on a request in writing provide without charge to each person from whom proxies are being solicited for the Company's Annual Meeting a copy of the Company's Annual Report on Form 10-K for the Year Ended December 31, 2001, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act. A request for the Company's Annual Report on Form 10-K should be made to Stephen A. Block, Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, N.Y. 10019.

   The Board of Directors invites you to attend the meeting in person. If you are unable to do so, please sign, date and return the enclosed proxy promptly in the enclosed envelope, so that your shares will be represented at the meeting.

                                          By Order of the Board of Directors,

                                          Stephen A. Block
                                          Secretary

March 28, 2002

                                ADMISSION TICKET

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            MAY 7, 2002 AT 10:00 A.M.
                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                              521 WEST 57TH STREET
                               NEW YORK, NY 10019

                             ADMITS ONE SHAREHOLDER



                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                          PROXY/VOTING INSTRUCTION CARD

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL FLAVORS & FRAGRANCES INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2002 OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF (THE "MEETING").

    The undersigned shareholder of INTERNATIONAL FLAVORS & FRAGRANCES INC. (hereinafter called the "Company") hereby appoints Messrs. RICHARD A. GOLDSTEIN, DOUGLAS J. WETMORE and STEPHEN A. BLOCK the attorneys and proxies, and each of them the attorney and proxy, of the undersigned, with full power of substitution, to act by a majority present, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders to be held at the headquarters of the Company, 521 West 57th Street, New York, New York, on Tuesday, May 7, 2002 at 10:00 A.M., and any adjournment or adjournments thereof, and thereat to vote the number of votes or shares of stock the undersigned would be entitled to vote if then and there personally present.

         Please indicate on the reverse side of this card how your shares of stock are to be voted. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given on an executed proxy, this proxy will be voted FOR each of the named nominees as a director, FOR proposal 2, and in the discretion of the proxy committee on any other matter properly before the Meeting, unless otherwise specified.

                                             IFF
                                             P.O. BOX 11418
                                             NEW YORK, N.Y. 10203-0418

Dear Shareholder:

         The Annual Meeting of Shareholders (the "Meeting") of International Flavors & Fragrances Inc. (the "Company") will be held at 10:00 A.M. on Tuesday, May 7, 2002 at the headquarters of the Company, 521 West 57th Street, New York, NY 10019.

         To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

         In order to assist the Company in preparing for the Meeting, please indicate in Item 3 on the proxy whether you currently plan to attend the Meeting.

         If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you.

March 28, 2002



                             DETACH PROXY CARD HERE

1. Election of Directors:  FOR all nominees   [ ]     WITHHOLD AUTHORITY to vote       [ ]         *Exceptions    [ ]
                           listed below               for all nominees listed below

Nominees: Margaret Hayes Adame, Gunter Blobel, James R. Cantalupo, J. Michael Cook, Peter A. Georgescu, Richard A. Goldstein, Arthur C. Martinez, Henry P. van Ameringen, William D. Van Dyke, III

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions: ___________________________________________________________________


2. Approve Amendment to Company's 2000    3.  Do you plan to attend the Meeting?
   Stock Award and Incentive Plan:

 FOR [ ]   AGAINST [ ]    ABSTAIN [ ]          YES    [ ]    NO   [ ]


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

                                    CHANGE OF ADDRESS - MARK HERE [ ]

                                    Please sign this proxy and return it
                                    promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name or names appear(s) on this proxy. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title. For an account in the name of two or more persons, each person should sign, or if one signs, please attach evidence of authority.

                                    DATED ................................, 2002
                                    SIGNED......................................
                                    ............................................

(Please sign, date and return the Proxy Card promptly using the enclosed envelope.)

Votes MUST be indicated (x) in Black or Blue ink. [X]